Exhibit 3.9

AMENDMENT NO. 1
TO THE AMENDED AND RESTATED BY-LAWS
OF
IFLI ACQUISITION CORP.
(FORMERLY KNOWN AS INTERNATIONAL FIGHT LEAGUE, INC.)

Article I, Section 1.5 of the Amended and Restated By-Laws of IFLI Acquisition Corp., a Delaware corporation formerly known as International Fight League, Inc. (the “Corporation”) is hereby deleted in its entirety and replaced with the following:

Section 1.5.  Quorum.  Except as otherwise provided by law, the certificate of incorporation or these by-laws, at each meeting of stockholders the presence in person or by proxy of the holders of at least 33⅓% in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these by-laws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Except as provided herein, all other terms and conditions of the Amended and Restated By-Laws of the Corporation remain in full force and effect.  The foregoing amendment was approved by the Company’s Board of Directors on November 1, 2011 pursuant to Article VI Section 7.6 of the Amended and Restated By-Laws.  All terms not otherwise defined herein shall have the same meaning as in the Amended and Restated By-Laws.  This Amendment No. 1 to the Amended and Restated By-Laws is effective as of November 1, 2011.

IFLI ACQUISITION CORP.

By:	/s/ Richard A. Miller
Richard A. Miller, Secretary